MINING LEASE – HC CLAIMS
THIS MINING LEASE (“Agreement”) is made this 17th day of July, 2006 by and between KM EXPLORATION LTD., a Nevada limited liability company (“Owner”); and GOLD RUN INC., a Delaware corporation (“Lessee”).
RECITALS
Owner owns and possesses the “HC” group of 189 unpatented lode mining claims situated in Section 4, T. 30 N., R. 51 E., MDM and in Section 4, T. 31 N., R. 51 E., MDM. The claims are more particularly described as follows:

Claim Name	County Book/Page	BLM Number

HC 1-20		827826-827845
HC 21-50		838667-838696
HC 51-99	407/296-344	892577-892625
HC 100-187		909042-969129
HC 196-197		1909130-909131
These claims, together with all ores, minerals, surface and mineral rights, and the right to explore for, mine, and remove the same, and all water rights and improvements, easements, licenses, rights-of-way and other interests appurtenant thereto, shall be referred to collectively as the “Property.”
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A. The parties now desire to enter into an agreement giving Lessee the exclusive right to explore, develop, and mine the Property.
THEREFORE, the parties have agreed as follows:
SECTION ONE
Lease Term and Royalties
1.1   Term of Lease. Owner hereby leases the Property to Lessee for an initial term of ten (10) years. The Lease may be extended in five (5) year increments thereafter for a total term of thirty (30) years, and for as long as mining operations are conducted therefrom, provided that Lessee (a) gives advance written notice of its intention to renew the Lease for each period of five years and (b) Lessee continues to satisfy the obligations of this Lease, including the payment obligations set forth in Sections 1.2 and 1.3 below. The Effective Date of this Agreement will be the date upon which the lease payment required in paragraph 1.2(a) below is made, and all rights and obligations shall be calculated on the basis of that date.
1.2   Lease Payments. Until production is achieved from the Property, Lessee shall make the following Lease Payments to Owner:
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1.2.1   Lessee shall make an initial lease payment to Owner of TEN THOUSAND DOLLARS ($10,000.00) within fifteen (15) business days after the date this Agreement is signed and delivered to Owner.
1.2.2   Commencing on the first anniversary of the Effective Date Agreement, Lessee shall make the following Lease Payments to Owner:

Anniversary of Effective Date of Agreement	Annual Lease Payment

Years 1 through 4	$10,000.00

Years 5 through 9	$20,000.00

Years 10 and all years thereafter	$32,500.00

1.2.3   Lessee shall have the right, in its sole discretion, to discharge the payment obligations set forth herein by issuing Owner a minimum of fifty (50%) percent cash, and the balance in free trading shares of Lessee, valued on the date of issuance.
1.3   Production Royalties. After production is achieved from the Property, Lessee shall pay Owner the greater of (i) a royalty on production equal to two and one half (2.5%) percent of net smelter returns, and (ii) the lease payments payable pursuant to Section 1.2 in order for this Lease to continue and be extended pursuant to Section 1.1.
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The term “net smelter returns” shall mean the gross value of ores or concentrates shipped to a smelter or other processor (as reported on the smelter settlement sheet) less the following expenses actually incurred and borne by Lessee:
1.3.1   Sales, use, gross receipts, severance, and other taxes, if any, payable with respect to severance, production, removal, sale or disposition of the minerals from the Property, but excluding any taxes on net income;
1.3.2   Charges and costs, if any, for transportation from the mine or mill to places where the minerals are smelted, refined and/or sold; and
1.3.3   Charges, costs (including assaying and sampling costs specifically related to smelting and/or refining), and all penalties, if any, for smelting and/or refining.
In the event smelting or refining are carried out in facilities owned or controlled, in whole or in part, by Lessee, charges, costs and penalties for such operations shall mean the amount Lessee would have incurred if such operations were carried out at facilities not owned or controlled by Lessee then offering comparable services for comparable products on prevailing terms.
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1.3.4   Payment of production royalties shall be made not later than thirty (30) days after receipt of payment from the smelter. All payments shall be accompanied by a statement explaining the manner in which the payment was calculated.
1.4   Specimen Gold. Subject to the consent of an Operator, at reasonable times and upon Owner giving one (1) day notice to Lessee and the Operator, Owner shall have the exclusive right to collect and sell all specimen-grade minerals produced from the Property. Owner will use all reasonable efforts to ensure that such collection does not interfere or impede with operations or personnel. Owner can purchase gold specimens at a cost of ten percent (10%) below the London P.M. Fix for gold, and for all other minerals at a cost equal to the prevailing fair market price for such other mineral specimens on the date that the specimen is offered to Owner; the weight of the specimen will be determined by weighing the entire sample, including the matrix. Owner shall only be allowed to collect up to $50,000 per year of specimen minerals from the property per year. Lessee shall receive a credit against its obligation to pay production royalties which credit is equal to the value of the minerals collected, to a maximum credit of $50,000 a year.
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1.5   Option to Purchase Gold Royalty Interest. From time-to-time, at any time during the term of this Agreement, Lessee shall have the option to purchase one and one half (1.5) “points” of Owner’s two and one-half (2.5%) gold production royalty, each “point” is equivalent to one (1%) percent of net smelter returns. The purchase price for each royalty “point” shall be as follows:
Average Price of Gold for Preceding 30 Days	Price Per Royalty “Point”
$300.00 per ounce and lower	$2,000,000.00
$300.01 to 400.00 per ounce	$2,500,000.00
$400.01 to 500.00 per ounce	$3,000,000.00
$500.01 to 600.00 per ounce	$4,000,000.00
$600.01 to 700.00 per ounce	$5,000,000.00
$700.01 to 800.00 per ounce	$6,000,000.00
$800.01 to 900.00 per ounce	$7,000.,000.00
Lessee shall have the right to purchase less than a full royalty “point,” at a pro-rata price. This same formula shall be followed to calculate the Price per Royalty “Point” for additional increase in the gold price.
This same formula shall be followed to calculate the Price per Royalty “Point” for additional increase in the gold price.
Under no circumstance can Owner’s royalty be reduced below one percent (1%) of net smelter returns. Lessee will deliver notice of its intention to purchase one or more points to Owner, and the parties will exchange the purchase price and deed for the royalty
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point(s) within fifteen (15) days following Lessee's notice to Owner.
1.6   Lessee shall have the right, in its sole discretion, to exercise this Option and make the payments in Section 1.5 by issuing Owner a minimum of fifty (50%) percent cash, and the balance in free trading shares of Lessee, valued on the date of issuance.
1.7   Area of Interest. Any claims staked by either Owner or Lessee, which lie within, either in whole or in part, one (1) mile form the perimeter of such claim(s), will be deemed to be covered by and subject to the terms and conditions of this Agreement.
1.8   Delivery of Data. Upon execution of this Agreement, Owner shall deliver to Lessee copies of all maps, deeds, and other documents in its possession which pertain to the claim title and boundaries, prior workings, exploration and production history, and so forth.
SECTION TWO
Mining Operations
2.1   Right to Explore, Develop and Mine. Upon execution of this Agreement, Lessee shall have the right to make geological investigations and surveys, to drill on the Property by any means, and to have all the rights and privileges incident to ownership of the Property, including without limitation the right to mine underground or on the
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surface, extract by leaching in place or any other means, remove, save, mill, concentrate, treat, and sell or otherwise dispose of ores, concentrates, mineral-bearing earth and rock and other products therefrom. In the event that Lessee establishes a millsite on the property, Owner will transfer to Lessee all of its right, title and interest to the mineral claims upon which the millsite is situated for One ($1.00) Dollar, except that Lessee shall remain obligated to pay Owner production royalties as set forth herein on any and all minerals produced from such mineral claims.
2.2   Conduct of Work. Lessee shall perform its mining activities on the Property in accordance with good mining practice, shall comply with the applicable laws and regulations relating to the performance of mining operations on the Property, and shall comply with the applicable worker’s compensation laws of the State of Nevada.
2.3   Liability. During the term of the Agreement, Lessee shall indemnify and hold Owner harmless from my claims, demands, liabilities or liens arising out of Lessee’s activities on the Property.
2.4   Liens. Lessee shall keep the Property free and clear from any and all mechanics’ or laborers’ liens arising from labor performed on or material furnished to the Property at Lessee's request. However, a lien on the Property shall not constitute a
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default if Lessee, in good faith, disputes the validity of the claim, in which event the existence of the lien shall constitute a default thirty (30) days after the validity of the lien has been adjudicated adversely to Lessee.
2.5   Installation of Equipment. Lessee may install, maintain, replace, and remove during the term of this Agreement any and all mining machinery, equipment, tools, and facilities which it may desire to use in connection with its mining activities on the Property. Upon termination of this Agreement for any reason, Lessee shall have a period of six (6) months following such termination during which it may remove all or part of the above items at its sole cost and expense.
2.6   Acquisition of Permits. Lessee shall acquire all federal, state and county permits required for its operations. Lessee shall be responsible for reclamation of only those areas disturbed by Lessee’s activities. All bond amounts will revert to Lessee upon satisfactory completion of the reclamation program.
2.7   Commingling of Ore. Lessee shall have the right to commingle ores from the Property with ores from other properties provided that Lessee weighs and samples Owner’s ores in accordance with sound mining and metallurgical practices and accounts for Owner’s share of production.
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2.8   Drill Logs, Assays, and Maps. Copies of all drill logs, exploration information, assays, maps, metallurgical studies, and other factual information pertaining to the Property shall be furnished by Lessee to Owner on a monthly basis and upon the expiration or termination of this Agreement.
SECTION THREE
Inspection by Owner
3.1   Inspection of Property. Owner, or Owner’s authorized agents or representatives, shall be permitted to enter upon the Property at all reasonable times for the purpose of inspection, but shall enter upon the Property at Owner’s own risk and so as not to hinder unreasonably the operations of Lessee. Owner shall indemnify and hold Lessee harmless from any damage, claim, or demand by reason of injury to Owner or Owner’s agents or representatives on the Property or the approaches thereto.
3.2   Inspection of Accounts. Lessee agrees to keep accurate books of account reflecting the mining operations on the Property, and Owner shall have the right, either personally or through a qualified accountant of Owner’s choice and at Owner’s cost, to examine and inspect the books and records of Lessee pertaining to the mining, milling and shipping operations of Lessee.
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SECTION FOUR
Taxes
4.   Lessee shall pay all taxes levied or assessed upon any improvements placed on the Property by Lessee. Upon termination of this Agreement for any reason, taxes shall be apportioned between the parties on a calendar year basis for the remaining portion of the calendar year. However, Owner shall not be liable for taxes on any tools, equipment, machinery, facilities, or improvements placed upon the Property.
SECTION FIVE
Maintenance of Claims
5.1   Claim Maintenance Fees. So long as the annual assessment requirement is suspended, Lessee shall pay all federal claim maintenance fees and filing costs required to maintain the Property in good standing. Lessee shall provide evidence of payment to Owner by June 30 of each year, except for 2006, in which case such notice may be given by August 15, 2006. Lessee shall record an Affidavit and Notice of Intent to Hold in Eureka County by September 1 of each year. If Lessee terminates this Agreement before June 30 of any year, Lessee shall not be responsible for rental payments due in that calendar year.
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5.2   Assessment Work. If the requirement of annual assessment work is restored by Congress, Lessee shall be responsible for the performance and filing of assessment work unless this Agreement is terminated as hereinafter provided. In the event of termination after June 30 of any calendar year, Lessee shall be responsible for the performance and filing of assessment work for that year.
5.3   Relocation, Amendment, and Patent. At any time during which this Agreement is in effect, Lessee may, with the express written consent of Owner but at its own expense, relocate, amend or apply for patent on any of the unpatented mining claims included in the Property, and such relocated, amended, and patented claims shall be deemed to be covered by the provisions of this Agreement.
5.4   Mineral Leasing. In the event of repeal or substantial change in the Mining Law of 1872, Lessee shall have whatever rights may be afforded to Owner under the new laws, including (but not limited to) whatever preferred right Owner may have to a lease from a governmental agency, subject to the payment to Owner of the production royalties prescribed in Section One.
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SECTION SIX
Termination and Default
6.1   Termination. Lessee shall have the right to terminate this Agreement at its sole discretion at any time by giving sixty (60) days’ advance written notice of termination to Owner. Upon termination, Owner shall retain all payments previously made as liquidated damages and this Agreement shall cease and terminate. Lessee will provide Owner with all factual data, maps, assays, and reports pertaining to the Property. Lessee will also deliver a Quitclaim Deed to Owner.
6.2   Default. If Lessee fails to perform its obligations under this Agreement, and in particular fails to make any payment due to Owner hereunder, Owner may declare Lessee in default by giving Lessee written notice of default which specifies the obligation(s) which Lessee has failed to perform. If Lessee fails to remedy a default in payment within fifteen days (15) of receiving the notice of default, and thirty (30) days for any other default, Owner may terminate this Agreement and Lessee shall peaceably surrender possession of the Property to Owner. Notice of termination shall be in writing and served in accordance with this Agreement.
6.3   Obligations Following Termination. In the event of voluntary or involuntary termination, Lessee shall surrender possession of the Property to Owner and
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shall have no further liability or obligation under this Agreement except for its obligation (1) to pay its apportioned share of taxes, as provided for in Section Four; (2) to pay any advance and production royalties then owed to Owner; (3) to pay the cost of removal of all equipment as stated in Section 2.5; (4) to fulfill its reclamation responsibility as stated in Section 2.6; (5) to satisfy any accrued obligations or liabilities; and (6) to satisfy any other obligation imposed by this Agreement or by law.
SECTION SEVEN
Notices and Payments
7.1   Notices. All notices to Lessee or Owner shall be in writing and shall be sent certified or registered mail, return receipt requested, to the addresses below. Notice of any change in address shall be given in the same manner.
TO OWNER:	KM Exploration Ltd 109 Fir Street Elko, Nevada 89801-3023
KM Exploration Ltd P.O. Box 2619 Fernely, Nevada 89808
TO LESSEE:	Gold Run Inc. c/o Osprey Capital 55 University Avenue Toronto, Ontario
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WITH A COPY TO:	Berns & Berns 767 Third Avenue 23rd Floor New York, New York 10017 Fax: (212) 332-3315
7.2   Payments. Owner hereby directs Lessee to make all lease payments (whether paid in cash or in stock) of the permitted purchase of a portion of Owner’s production royalty as set forth in Section 1.5 herein, to David Knight. Any and all payments (whether paid in cash or in stock) respecting Owner’s one (1%) percent production royalty which is not subject to purchase by Lessee, shall be paid as follows:

Name	Percentage of Payment

David C. Mathewson	50%

David C. Knight	50%

SECTION EIGHT
Assignment
8.   Lessee may assign this Agreement at any time, in whole or in part, upon the prior consent of Owner, which consent shall not be unreasonably withheld or delayed.
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SECTION NINE
Warranty of Title
9.1   Warrant. Owner warrants and represents, to the best of Owner’s knowledge and belief at the execution of this Agreement, that it is the owner of the unpatented mining claims described in Recital “A” and all lode mineral rights within the boundary of these claims, subject to the paramount title of the United States (but excepting those portions that may overlap adjacent fee lands); that the claims are valid under the mining laws of the United States and the State of Nevada; and that Owner has and will continue to have the right to commit the claims to this Agreement. Owner further warrants that all records have been filed with the Bureau of Land Management pursuant to 43 C.F.R., Subpart 3833. Owner further warrants that it is not aware of any claim disputes, legal actions, or environmental citations affecting the Property.
9.2   Examination of Title Documents. Promptly after execution of this Agreement, Owner shall deliver to Lessee copies of all certificates of location, affidavits of annual assessment work and any other documents bearing upon Owner’s title, interest, or ownership in the Property. Lessee may then undertake such further investigation of the title and status of the claims as Lessee shall deem necessary. If that investigation should reveal defects in the title, Owner agrees to proceed forthwith to cure said title defects to the satisfaction of Lessee; and in the event Owner should not do so, Lessee
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may cure such title defects and deduct the expense incurred, including reasonable attorney’s fees, from any payment to be made hereunder.
9.2   No Liability for Loss of Claims. Lessee shall not be held liable for the loss of any claims by virtue of invalid location by Owner. Lessee shall not be held liable for the loss of any claims due to any act of governmental agencies, provided that Lessee has taken all reasonable and legal means to protect and maintain such claims.
SECTION TEN
Force Majeure
10.1   Suspension of Obligations. If Lessee is prevented by Force Majeure from timely performance of any of its obligations hereunder, except the payment of money, the failure of performance shall be excused and the period for performance shall be extended for an additional period equal to the duration of Force Majeure. Upon the occurrence and upon the termination of Force Majeure, Lessee shall promptly notify Owner in writing. Lessee shall use reasonable diligence to remedy Force Majeure, but shall not be required to contest the validity of any law or regulation or any action or inaction of civil or military authority.
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10.2   Definition of Force Majeure. “Force Majeure” means any cause beyond a party’s reasonable control, including law or regulation; action or inaction of civil or military authority; inability to obtain any license, permit, or other authorization that may be required to conduct operations on or in connection with the Property; interference with mining operations by a lessee of oil, gas, or geothermal resources under the Property; unusually severe weather; mining casualty; unavoidable mill shutdown; damage to or destruction of mine plant or facility; fire; explosion; flood; insurrection; riot; labor disputes; inability after diligent effort to obtain workmen or material; delay in transportation; and acts of God (but excepting any obligation to pay money).
10.3   Economic Force Majeure. During the extended term of this Agreement, Lessee shall have the right to suspend operations and hold the Property during periods of Economic Force Majeure. “Economic Force Majeure” shall mean periods during which the price of gold or other mineral commodities is too low to allow economic recovery and sale of ore from the Property.
SECTION ELEVEN
Miscellaneous Provisions
11.1   Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors, and assigns.
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11.2   Applicable Law. The terms and provisions of this Agreement shall be interpreted in accordance with the laws of the State of Nevada.
11.3   Entire Agreement. This Agreement terminates and replaces all prior agreements, either written, oral or implied, between the parties hereto, and constitutes the entire agreement between the parties.
11.4   Recording Memorandum of Agreement. The parties hereto agree to execute a Memorandum of this Agreement (short form) for the purpose of recording same in the records of Eureka County, Nevada so as to give public notice, pursuant to the laws of the State of Nevada, of the existence of this Agreement.
11.5   Void or Invalid Provisions. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.
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11.6   Time of the Essence. Time is of the essence of this Agreement and each and every part thereof.
11.7   Confidentiality. All reports and data provided by Lessee to Owner shall be held in strictest confidence, and Owner shall not disclose such information without Lessee’s prior written consent.
11.8   No Partnership. Nothing in this Agreement shall create a partnership between Owner and Lessee.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.
KM EXPLORATION LTD., a Nevada Limited Liability Company
By:	/s/ David C. Mathewson
DAVID C. MATHEWSON, Manager
By:	/s/ David C. Knight
DAVID C. KNIGHT, Manager
GOLD RUN INC.
By:	/s/ [ILLEGIBLE]
CEO, Director
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